Exhibit 99.1

Donaldson Company Promotes Tod Carpenter to President and CEO

MINNEAPOLIS, January 30 – Donaldson Company, Inc. (NYSE: DCI) announced today that Tod Carpenter, 55, currently the Company’s Chief Operating Officer (COO), has been named President and Chief Executive Officer (CEO), effective April 1, 2015.

As part of the CEO succession process developed by the Donaldson Board of Directors, current Chairman, President and CEO Bill Cook will remain Chairman of the Board. Cook, 61, has been Chairman, President and CEO of the Company since 2005.

Carpenter was named COO last February. Since joining the Company in 1996, he has held various operations, sales, and managerial roles in the U.S. and Europe, serving as a General Manager; Vice President, Global Industrial Filtration Solutions; Vice President, Europe; and Senior Vice President, Engine Products. Prior to joining Donaldson, he worked at York & Associates and the Hughes Aircraft Company. Carpenter holds a Bachelor’s Degree in Manufacturing Technology from Indiana State University, an MBA from Long Beach State University, and completed the Minnesota Executive Program at the University of Minnesota’s Carlson School of Management.

“Tod’s appointment is part of our ongoing executive development and CEO succession process, which our Board has been actively engaged in for several years. Our management succession plans help ensure that our leadership team always has the experience and knowledge to effectively manage our Company for the benefit of our Shareholders and Customers,” said Cook. “During his almost two decades at our Company, Tod has demonstrated a passion for our business, a strong Customer orientation, and a keen focus on delivering financial results. I have worked closely with Tod throughout his Donaldson career and am confident he is the right leader for our Company as we celebrate our 100th anniversary and, more importantly, as we look forward to our next chapter of growth, innovation, and value creation.”

“I am especially grateful for the trust Bill and our Board of Directors is placing in me to assume this position. I am honored to have this opportunity to lead our incredibly talented global team,” said Carpenter.

About Donaldson Company

In 2015, Donaldson celebrates a century of providing global filtration solutions that improve people’s lives, enhance Customers’ equipment performance, and protect the environment. The 100-year-old, technology-driven Company is committed to satisfying Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Over 12,700 dedicated employees contribute to the Company’s success by supporting Customers at more than 140 sales, manufacturing, and distribution locations around the world. In fiscal year 2014, Donaldson reported sales of $2.5 billion and record earnings per share.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, whose shares trade on the NYSE under the symbol DCI. Additional information is available at www.Donaldson.com.

Contact:
Jim Shaw
Chief Financial Officer
Donaldson Company, Inc.
952.887.3816